As filed with the Securities and Exchange Commission on April 18, 2016

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Acorda Therapeutics, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	13-3831168
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

420 Saw Mill River Road Ardsley, New York	10502
(Address of Principal Executive Offices)	(Zip Code)

Acorda Therapeutics, Inc. 2016 Inducement Plan
(Full Title of the Plan)

Ron Cohen, M.D.
Chief Executive Officer
420 Saw Mill River Road
Ardsley, New York 10502
(Name and Address of Agent For Service)

(914) 347-4300
(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☒	Accelerated ☐
Non-Accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Acorda Therapeutics, Inc. 2016 Inducement Plan, Common Stock, $0.001 par value per share	366,950 shares	$28.17	$10,336,982	$1,040.94

(1)  In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)  Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) and 457(c) under the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated on the basis of the average of the high and low prices of the registrant’s common stock on April 14, 2016, as reported on the NASDAQ Global Market.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.                      Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

Item 2.                      Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                      Incorporation of Documents by Reference.

The following documents, which were filed with the Securities and Exchange Commission (the “Commission”) under Commission File No. 000-50513, are incorporated herein by reference:

(a)	The registrant’s Annual Report on Form 10-K for the registrant’s 2015 fiscal year, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	The registrant’s definitive proxy statement on Schedule 14A for the 2015 Annual Meeting of Shareholders;

(c)
all other reports filed by the registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant’s Annual Report on Form 10-K for the registrant’s 2015 fiscal year; and

(d)	the description of the registrant’s common stock contained in the registrant’s Registration Statement on Form 8-A filed under Section 12(g) of the Exchange Act.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents, except as to any portion of any current report furnished under Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.                      Description of Securities.

Not applicable.

Item 5.                      Interests of Named Experts and Counsel.

Not applicable.

Item 6.                      Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The registrant’s Amended and Restated Certificate of Incorporation provides that no director of the registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, except as provided above in Section 102 of the General Corporation Law of the State of Delaware, and provided that no amendment or modification of the registrant’s Amended and Restated Certificate of Incorporation or the General Corporation Law of the State of Delaware shall decrease the protection afforded to a director prior to such amendment or modification.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The registrant’s Amended and Restated Certificate of Incorporation provides for the indemnification of directors and officers to the fullest extent permissible under Delaware law.

Item 7.                      Exemption from Registration Claimed.

Not applicable.

Item 8.                      Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.                      Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ardsley, State of New York, on April 18, 2016.

ACORDA THERAPEUTICS, INC.
By:	/s/ Ron Cohen, M.D.
Ron Cohen, M.D.
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Ron Cohen, M.D.	President, Chief Executive Officer and	April 18, 2016
Ron Cohen, M.D.	Director (Principal Executive Officer)
/s/ Michael Rogers	Chief Financial Officer (Principal Financial Officer	April 18, 2016
Michael Rogers	and Principal Accounting Officer)

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned directors of Acorda Therapeutics, Inc., hereby severally constitute and appoint Ron Cohen, or his successor, our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him to sign for us and in our names in the capacities indicated below, this Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement (including post-effective amendments), and generally to do all such things in our names and on our behalf in our capacities as directors to enable Acorda Therapeutics, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney-in-fact and agent, or his successor or substitute, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
/s/ Barry Greene	Director	April 18, 2016
Barry Greene
/s/ Peder K. Jensen, M.D.	Director	April 18, 2016
Peder K. Jensen, M.D.
/s/ John P. Kelley	Director	April 18, 2016
John P. Kelley
/s/ Sandra Panem, Ph.D.	Director	April 18, 2016
Sandra Panem, Ph.D.
/s/ Lorin J. Randall	Director	April 18, 2016
Lorin J. Randall
/s/ Steven M. Rauscher, M.B.A.	Director	April 18, 2016
Steven M. Rauscher, M.B.A.
/s/ Ian F. Smith	Director	April 14, 2016
Ian F. Smith

INDEX TO EXHIBITS

Number	Description

4.1	Acorda Therapeutics, Inc. 2016 Inducement Plan

5.1	Opinion of Covington & Burling LLP, counsel to the registrant

23.1	Consent of Covington & Burling LLP (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

24.1	Power of Attorney of all directors of the board of directors of the registrant (included on the signature pages of this registration statement)